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                                                                EXHIBIT 5

               [Letterhead of Parr Waddoups Brown Gee & Loveless]


                                 August 16, 1999

The Board of Directors of
  Sento Corporation
808 East Utah Valley Drive
American Fork, Utah 84003

    Re: Sento Corporation
          Registration Statement on Form S-3

Gentlemen:

         As counsel to Sento Corporation, a Utah corporation (the "COMPANY"), in connection with the sale by certain shareholders of the Company (the "SELLING SHAREHOLDERS") of up to 3,310,932 shares of the Company's Common Stock (the "Shares") pursuant to a Registration Statement on Form S-3 (the "REGISTRATION STATEMENT"), we have examined the originals or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as we have deemed necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion hereinafter expressed, we have relied upon certificates of public officials and statements or certificates of officers or representatives of the Company and others.

         Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Shareholders are legally issued, fully paid and nonassessable.

         We hereby consent to the reference to our firm under "Legal Matters" in the prospectus which constitutes a part of the Registration Statement and the filing of the opinion as an exhibit to the Registration Statement.


                                       Very truly yours,


                                       /s/ PARR WADDOUPS BROWN GEE & LOVELESS